Exhibit 16.1

KPMG LLP	Telephone (250) 979-7150
Chartered Accountants	Telefax (250) 763-0044
300 - 1674 Bertram Street	www.kpmg.ca
Kelowna, BC V1Y 9G4
Canada

PRIVATE & CONFIDENTIAL

Sidney Chan
ALR Technologies Inc.
114M Reynolda Village
Winston-Salem, North Carolina 27106

July 6, 2006

Dear Sirs

This letter will confirm our resignation as auditors effective immediately. It is our understanding that the Company is required to file a Form 8-K within four business days after this notification containing the disclosure required by Item 304(a)(1) of Regulation S-B. However, you should confirm this filing obligation with counsel.

Yours truly

(signed) KPMG LLP

KPMG LL, s Canadian limited liability partnership is the Canadian
Member of KPMG International, a Swiss nonoperating association.